EXHIBIT 15

ACCOUNTANT’S ACKNOWLEDGEMENT

To the Board of Directors and Shareholders
of Mediware Information Systems, Inc.:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Mediware Information Systems, Inc. for the three and nine month periods ended March 31, 2011 and 2010, as indicated in our report dated May 2, 2011; because we did not perform an audit, we expressed no opinion on that information.

We are aware that Mediware Information Systems, Inc. has incorporated by reference in Registration Statement Nos. 333-07591, No. 333-83016, No. 333-119503, No. 333-123496 and No. 333-130576 its Form 10-Q for the quarter ended March 31, 2011, which includes our report dated May 2, 2011 covering the unaudited interim financial information contained therein. Pursuant to Rule 436(c) under of the Securities Act of 1933 (the “Act”), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Section 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to May 2, 2011.

/s/ EisnerAmper LLP

EisnerAmper LLP
New York, New York
May 2, 2011